State of Delaware
Secretary of State
Division of Corporations Delivered 04:21 PM 08/07/2003
FILED 04:21 PM 08/07/2003 SRV 030518266 - 2154412 FILE

USA BIOMASS CORPORATION
CERTIFICATE of AMENDMENT of CERTIFICATE of INCORPORATION

USA Biomass Corporation, a corporation organized and existing under and by virtue
Of the General Corporation Law of the State of Delaware, does hereby certify:

First: That the Board of Directors of said Corporation, at a meeting duly convened and held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation

Resolved that the Certificate of Incorporation of the Corporation be amended by changing Article 4 so that, as amended, said Article shall be read as follows:

4. The total number of shares of all classes of capital stock, which this Corporation shall have authority to issue, is FIFTY-TWO MILLION (52,000,000) shares of par value stock; TWO MILLION (2,000,000) shares of $0.01 (cent) par value to be preferred shares and FIFTY MILLION (50,000,000) SHARES OF $0.002 (Two hundredth cent) par value common shares. All or any part of the shares of the preferred or common stock may be issued by the Corporation from time to time and for such consideration as may be determined and fixed by the Board of Directors, as provided by law, with due regard to the interest of the existing share holders, and when such consideration has been received by Corporation, such shares shall be deemed filly paid and non-assessable.
The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of share to be included in each such series, and to fix the designations, limitations or restrictions thereof.
The authority of the Board with respect to each such series shall include, but be limited to, determination of the following:
a. The number of shares constituting that series and the distinctive designation of that series;
b. The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
c. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
d. Whether that series shall have conversion, including privileges, and, if so, the terms and conditions of such conversion rate in such events as the Board of
Directors shall determine;
c. Whether or not the shares of (hat series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which a mount may vary a rider different conditions and at different redemption dates;
F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if f so, the terns and amount of such sinking fund;
g. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priorioty, if any, of payment of shares of that series;
h. Any other relative rights, preferences and limitation of that series.

Second: That in lieu of a meeting and vote of stockholders, a majority of the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Code of the State of Delaware, and said written consents were filed with the Corporation.
Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions have Section 242 and 228 of Title 8 of the Delaware Code 1953.

IN WITNESS WHEREOF, USA Biomass Corporation has caused its Corporate seal to be affixed hereto, and this Certificate to be signed by Dale Paisley and Jacques Genicot being its Board of Directors. This 30 day of July 2003.
USA Biomass Corporation
By:   /s/ Jacques Genicot
By: /   s/ Dale Paisley